Exhibit 10.5

Execution Version

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of February 9, 2018, is hereby entered into by and among Alta Mesa Resources, Inc. (f/k/a Silver Run Acquisition Corporation II), a Delaware corporation (the “Corporation”), SRII Opco, LP, a Delaware limited partnership (“Holdings”), Riverstone VI Alta Mesa Holdings, L.P., a Delaware partnership (“Riverstone”), and High Mesa Holdings LP, a Delaware limited partnership (“HMH” and with Riverstone and HMH as the “Initial Limited Partners”).

RECITALS

WHEREAS, the Initial Limited Partners and the Corporation own partnership interests in Holdings (the “Interests”), which is treated as a partnership for U.S. federal income Tax purposes;

WHEREAS, in connection with the Corporation’s initial contribution to Holdings, the Corporation shall issue Class C common stock of the Corporation, par value $0.0001 per share (“Class C Shares ”) to the Initial Limited Partners;

WHEREAS, pursuant to the Partnership Agreement, each Initial Limited Partner will have the right, in its sole discretion, from time to time to require Holdings to redeem (a “Redemption”) all or a portion of its Interests (together with an equal number of Class C Shares, with one Interest and one Class C Share a “Unit”) for Class A common stock of the Corporation, par value $0.0001 per share (“Class A Shares”) or, under certain circumstances, cash; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange (a “Direct Exchange”) of such Initial Limited Partner’s Units for Class A Shares or, under certain circumstances, cash;

WHEREAS, Holdings and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange occurs, which election is intended to result in an adjustment to the Tax basis of the assets owned by Holdings and such subsidiaries (solely with respect to the Corporation) at the time (such time, the “Exchange Date”) of an Exchange;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporation, as a Limited Partner in Holdings (and in respect of each of Holdings’ direct and indirect subsidiaries treated as disregarded entities or partnerships for U.S. federal income Tax purposes), may be affected by (i) the Basis Adjustments, (ii) the Imputed Interest and (iii) the Interest Amounts, each as defined below; and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the actual or deemed effect of the Basis Adjustments, the Imputed Interest and the Interest Amounts on the liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Definitions. As used in this Agreement, the terms set forth in this ARTICLE I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less the amount of cash reserves reasonably established in good faith by the Corporation to (i) provide for the proper conduct of the business of the Corporation, (ii) comply with applicable law or any Senior Obligations, or (iii) make payments under this Agreement; provided, however, that on any Payment Date the Corporation shall be deemed to have Available Cash in amount no less than the remainder of (x) the aggregate amount of distributions received by the Corporation from Holdings pursuant to Section 4.01 of the Partnership Agreement since the first Exchange Date minus (y) the sum of (A) the aggregate amount of all payments made by the Corporation in respect of Taxes (including payments under any Tax sharing agreement to any member of a Consolidated Group which includes the Corporation) or under this Agreement since the first Exchange Date plus (B) the amount of Tax distributions received by the Corporation pursuant to Section 4.01 of the Partnership Agreement during the quarter for which Available Cash is then being determined or during the immediately preceding quarter, but only to the extent such Tax distributions are reasonably expected to be utilized by the Corporation after the date of determination to pay Tax liabilities of the Corporation (including payments under any Tax sharing agreement to any member of a Consolidated Group which includes the Corporation) for such quarter or the immediately succeeding quarter.

“Basis Adjustment” means any adjustment to the Tax basis of an Exchange Reference Asset as a result of an Exchange, as calculated under Section 2.1 of this Agreement, including, but not limited to: (i) under the principles of Sections 732 and 1012 of the Code (including in a situation where, as a result of one or more Exchanges, Holdings becomes an entity that is disregarded as separate from its owner for Tax purposes) or (ii) Sections 743(b) and 754 of the Code (including in situations where, following an Exchange, Holdings remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state and local Tax laws. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security, and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” is defined in the Recitals of this Agreement.

“Consolidated Group” means any group of corporations filing consolidated, combined or unitary Tax returns of which the Corporation is a member.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the U.S. federal, state and/or local Tax Return, as applicable, of the Corporation or any Consolidated Group filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local Tax law, as applicable, or any other event (including the execution of an IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Direct Exchange” is defined in the preamble of this Agreement.

“Dispute” is defined in Section 7.8 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means eighteen percent (18%).

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” means a Redemption or a Direct Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Basis Schedule” is defined in Section 2.2 of this Agreement.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.1 of this Agreement.

“Exchange Reference Asset” means an asset that is held by Holdings, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for U.S. federal Tax purposes, at the time of an Exchange, other than any Excluded Assets. An Exchange Reference Asset also includes, without duplication, any asset the Tax basis of which is determined, in whole or in part, by reference to the Tax basis of an asset that is described in the preceding sentence, including any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to an Exchange Reference Asset. The Parties shall reasonably cooperate to allocate any jointly generated assets to the Exchange Reference Assets and the Excluded Assets.

“Exchange Right” is defined in the Preamble of this Agreement.

“Exchanging Partner” means a Limited Partner that has made an Exchange, but shall not include KFM Holdco, LLC, a Delaware limited liability company, to the extent that KFM Holdco obtained its Interests or Units pursuant to its contribution of KFM Midstream to Holdings.

“Excluded Assets” means (i) any asset (A) held by Kingfisher Midstream, LLC (or its successors or assigns), or any of its direct or indirect subsidiaries, as of the date of this Agreement, or (B) otherwise used in the Midstream Business as conducted by Kingfisher Midstream, LLC; and (ii) any asset treated as held, directly or indirectly, by a corporation that is a direct or indirect subsidiary of Holdings.

“Expert” is defined in Section 7.9 of this Agreement.

“Holdings” is defined in the Recitals of this Agreement.

“Hydrocarbons” means oil, gas and other hydrocarbons produced or processed in association therewith, or any combination thereof, and any minerals produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane and gasoline) of any type or composition.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of, without duplication, (a) any Consolidated Group and the Corporation and (b) Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporation Tax Return, but (i) calculating depreciation, amortization, depletion or other similar deductions or otherwise calculating any items of income, gain or loss using the Non-Stepped Up Tax Basis of each Exchange Reference Asset (as reflected on the applicable Exchange Basis Schedule including amendments thereto for the Taxable Year), and (ii) excluding any deduction attributable to Imputed Interest or the Interest Amount for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Basis Adjustment, Imputed Interest, or Interest Amount, as applicable.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporation’s payment obligations under this Agreement.

“Initial Limited Partners” is defined in the preamble of this Agreement.

“Interest” is defined in the Recitals of this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR07” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof), but shall in any case not be below zero.

“Limited Partners” means the Initial Limited Partners, and each other Person who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A (and which for the avoidance of doubt may include Exchanging Partners, as applicable).

“Market Value” shall mean the Common Unit Redemption Price, as defined in the Partnership Agreement, determined as of an Early Termination Date.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Midstream Business” means the gathering, marketing, treating, processing, storage, selling, transporting, transmission, compression, fractionation, dehydration, stabilization or treatment of Hydrocarbons, carbon dioxide or water.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Exchange Reference Asset at any time, the Tax basis that such Exchange Reference Asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Holdings, dated on or about the date hereof, as such agreement may be amended from time to time.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) or distribution of one or more Units that occurs prior to an Exchange of such Units.

“Realized Tax Benefit” means, for a Taxable Year, the net excess, if any, of the Hypothetical Tax Liability over the “actual” liability for Taxes, for such Taxable Year, of (a) any Consolidated Group and the Corporation and (b) Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation, such “actual” liability to be computed in accordance with

Section 2.1 of this Agreement. If all or a portion of the actual liability for Taxes of any Consolidated Group or the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation) for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the net excess, if any, of the “actual” liability for Taxes, for such Taxable Year, of (a) any Consolidated Group and the Corporation and (b) Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation, such “actual” liability to be computed in accordance with Section 2.1 of this Agreement, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for Taxes of the Consolidated Group or the Corporation (or Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation) for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.9 of this Agreement.

“Riverstone” is defined in the preamble of this Agreement.

“Schedule” means any Exchange Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such other Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a Taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state and local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared), ending on or after the date hereof.

“Taxes” means any and all U.S. federal, state and local Taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest, penalties or additions related thereto.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” means, in respect of a Limited Partner, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, each Consolidated Group and the Corporation will have Taxable income sufficient to fully use the deductions and/or losses (including, as applicable and for the avoidance of doubt, any deductions taken as a result of applying the Valuation Assumptions) arising from any Basis Adjustment, Imputed Interest or Interest Amount during such Taxable Year or future Taxable Years (including, as applicable and for the avoidance of doubt, Basis Adjustments, Imputed Interest and Interest Amounts that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the U.S. federal income Tax rates and state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss or credit carryovers relating to or generated by any Basis Adjustment, Imputed Interest or Interest Amount in respect of such Limited Partner and available as of the date of the Early Termination Schedule will be used by the Corporation or such Consolidated Group on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such carryovers, (4) any non-amortizable assets will be disposed of (A) in the case of short-term investments, after 12 months and (B) in the case of all other non-amortizable assets, on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date, (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date, (6) for purposes of calculating depletion deductions and resulting reductions in adjusted Tax basis with respect to depletable properties held by Holdings and its Subsidiaries that are treated as disregarded entities or partnerships for U.S. federal income Tax purposes, (A) the remaining recoverable reserves with respect to each such property are equal to the recoverable reserves estimated in the most recent reserve report relating to such property (or, if there is no reserve report with respect to such property, the most recent estimate of recoverable reserves with respect to such property which is reflected in the financial records of Holdings) and (B) Holdings will recover the remaining recoverable reserves with respect to each such depletable property within the time estimated and at the rate reflected in the most recent reserve reports relating to such property (or, if there is no reserve report with respect to such property, the most recent estimate of the rate of recovery of recoverable reserves with respect to such property which is reflected in the financial records of Holdings or as otherwise reasonably determined by Holdings), (7) all taxable income of the Corporation will be subject to the maximum applicable tax rates throughout the relevant period and (8) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed, excluding any extensions.

ARTICLE II.

DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

2.1 Applicable Calculation Principles. Subject to Section 3.3(a), Section 4.1(c) and Section 4.3, the Realized Tax Benefit or Realized Tax Detriment is intended to measure the decrease or increase in the actual liability for Taxes of, without duplication, each Consolidated Group and the Corporation (and Holdings, but only with respect to Taxes imposed on Holdings and allocable to the Consolidated Group or the Corporation) for a Taxable Year attributable to Basis Adjustments, Imputed Interest and Interest Amounts, as applicable, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporation for the Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to Basis Adjustments, Imputed Interest and Interest Amounts, as applicable, shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustments, Imputed Interest or Interest Amounts, as applicable, and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any Tax Benefit Payment exceeding $100 in respect of an Exchanging Partner in an Exchange attributable to the Basis Adjustments in respect of such Exchanging Partner (other than amounts accounted for as interest under the Code) will (A) be treated as a subsequent upward purchase price adjustment and (B) have the effect of creating additional Basis Adjustments in respect of such Exchanging Partner to Exchange Reference Assets in the year of payment, and (ii) as a result, such additional Basis Adjustments in respect of such Exchanging Partner will be incorporated into the current year calculation and into future year calculations, as appropriate.

2.2 Exchange Basis Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation or any Consolidated Group for each Taxable Year in which an Exchange has been effected, the Corporation shall deliver to each Exchanging Partner a schedule (an “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Exchange Reference Assets attributable to such Exchanging Partner as of each applicable Exchange Date, (ii) the Basis Adjustment attributable to such Exchanging Partner with respect to the Exchange Reference Assets as a result of the Exchanges effected in such Taxable Year by such Exchanging Partner, calculated in the aggregate, (iii) the period or periods, if any, over which the Exchange Reference Assets are estimated to be depletable, amortizable and/or depreciable, and (iv) the period or periods, if any, over which each Basis Adjustment attributable to such Exchanging Partner is estimated to be depletable, amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

2.3 Tax Benefit Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation, any Consolidated Group for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to each Exchanging Partner a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment attributable to such Exchanging Partner for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

2.4 Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to an Exchanging Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also deliver to the Exchanging Partner schedules and work papers, as determined by the Corporation or reasonably requested by the Exchanging Partner, providing reasonable detail regarding the preparation of the Schedule. Without limiting the application of the preceding sentence, each time the Corporation delivers to an Exchanging Partner a Tax Benefit Schedule, in addition to the Tax Benefit Schedule, the Corporation shall deliver to such Exchanging Partner a reasonably detailed calculation by the Corporation of the applicable Hypothetical Tax Liability in respect of such Exchanging Partner, a reasonably detailed calculation by the Corporation of the actual Tax liability (determined as specified in Section 2.1), as well as any other work papers as determined by the Corporation or reasonably requested by such Exchanging Partner. The applicable Schedule shall become final and binding on all parties unless the Exchanging Partner, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice, if with respect to an Exchange Basis Schedule or a Tax Benefit Schedule, the Corporation and the Exchanging Partner shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule in respect of an Exchanging Partner for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Exchanging Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment in respect of the Exchanging Partner for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment in respect of the Exchanging Partner for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the Exchanging Partner, within 30 calendar days of the notice of occurrence of an event referred to in clauses (i) through (vi) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.4(a).

ARTICLE III.

TAX BENEFIT PAYMENTS

3.1 Payments.

(a) Payments. Subject to the last sentence of Section 4.1(b), within thirty (30) calendar days of a Tax Benefit Schedule that was delivered to an Exchanging Partner becoming final in accordance with Section 2.4(a), the Corporation shall pay to such Exchanging Partner, for such Taxable Year, the Tax Benefit Payment with respect to such Exchange determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer (or as otherwise directed by the Exchanging Partner) of immediately available funds to a bank account of the Exchanging Partner previously designated by such Exchanging Partner to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges unless otherwise required by law. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit over the total amount of payments previously made under this Section 3.1, excluding payments attributable to the Interest Amount; provided, however, that for the avoidance of doubt, no Exchanging Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, by reference to the resulting Basis Adjustment to the Corporation.

(c) The Corporation shall use good faith efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement without regard to the last sentence of Section 4.1(b).

(d) Notwithstanding any provision of this Agreement to the contrary, an Exchanging Partner may elect for the provisions of this Section 3.1(d) to apply to any Exchange by notifying the Corporation in writing on or before the due date for providing the Exchange Notice with respect to such Exchange. Following such election, the aggregate Tax Benefit Payments to be made to such Exchanging Partner with respect to any Exchange shall be limited to (i) 100% or such lower percentage such Exchanging Partner elects to apply by notifying the Corporation in writing on or before the due date for providing the Exchange Notice with respect to such Exchange, of (ii) the amount equal to the sum of (A) any cash, excluding any Tax Benefit Payments, received by such Exchanging Partner in such Exchange and (B) the aggregate Market Value of the Class A Shares received by such Exchanging Partner in such Exchange, provided, for the avoidance of doubt, that such amount shall not include any Imputed Interest with respect to such Exchange.

3.2 No Duplicative Payments. Notwithstanding anything in this Agreement to the contrary, it is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Limited Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

3.3 Pro Rata Payments; Coordination of Benefits.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Tax benefit of the Corporation or any Consolidated Group’s deduction with respect to the Basis Adjustments, Imputed Interest or Interest Amounts in respect of all Exchanging Limited Partners under this Agreement is limited in a particular Taxable Year because the Corporation or applicable Consolidated Group does not have sufficient Taxable income, the limitation on the Tax benefit for the Corporation or the applicable Consolidated Group shall be allocated among the Exchanging Limited Partners in proportion to the respective amounts of Realized Tax Benefits that would have been determined under this Agreement in respect of each Exchanging Partner if the Corporation or applicable Consolidated Group had sufficient Taxable income so that there were no such limitation.

(b) If for any reason the Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporation and the Exchanging Limited Partners agree that (i) the Corporation shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over another, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV.

TERMINATION

4.1 Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement at any time by paying to each Limited Partner the Early Termination Payment attributable to each such Limited Partner; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Limited Partners, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation, neither the Limited Partners nor the Corporation shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporation and an Exchanging Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment in respect of an Exchanging Partner due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Limited Partners, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Limited Partners under Section 4.3(a).

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered to each Limited Partner on the date of such breach and shall include, but shall not be limited to, (1) the Early Termination Payment of such Limited Partner calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment in respect of such Limited Partner agreed to by the Corporation and such Limited Partner as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of such Limited Partner due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Limited Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within six months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporation fails to make any Tax Benefit Payment (other than an Early Termination) when due to the extent that the Corporation has insufficient Available Cash to make such payment; provided, however, that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have Available Cash to make such payment as a result of limitations imposed by existing credit agreements to which Holdings is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to each Limited Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for that Limited Partner. The Early Termination Schedule shall become final and binding on a Limited Partner (and on the Corporation as to that Limited Partner) unless the Limited Partner, within 30 calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Limited Partner shall employ the Reconciliation Procedures as described in Section 7.9 of this Agreement. All Early Termination Schedules affected by any changes resulting from a Material Objection Notice shall be updated and the Early Termination Payment(s) due in respect thereof shall be recalculated by the Corporation to take into account such changes.

4.3 Payment upon Early Termination.

(a) Within thirty (30) days calendar days after agreement between a Limited Partner and the Corporation of the Early Termination Schedule or the Expert’s determination under the Reconciliation Procedures, as applicable, the Corporation shall pay to such Limited Partner an amount equal to the Early Termination Payment determined for such Limited Partner. Such payment shall be made by wire transfer (or as otherwise directed by the Limited Partner) of immediately available funds to a bank account designated by the Limited Partner.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to any Limited Partner the sum of (i) the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Limited Partner (which in the case of a Limited Partner that has Units that have not previously been Exchanged shall be calculated as if such Limited Partner made an Exchange of all its remaining Units on the Early Termination Date) and assuming that the Valuation Assumptions are applied and (ii) without duplication of any amounts referred to in (i), amounts deferred pursuant to the last sentence of Section 4.1(b) (including interest).

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Limited Partners under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation or any of its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

5.2 Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Exchanging Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (rather than the Agreed Rate) and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI.

NO DISPUTES; CONSISTENCY; COOPERATION

6.1 Initial Limited Partner Participation in the Corporation’s and Holdings’ Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, and Consolidated Group and Holdings, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify each Initial Limited Partner of, and keep such Initial Limited Partner reasonably informed with respect to, the portion of any audit of the Corporation, and Consolidated Group and Holdings by a Taxing Authority the outcome of which is reasonably expected to affect such Initial Limited Partner’s rights and obligations under this Agreement, and shall provide to such Initial Limited Partner reasonable opportunity to provide information and other input to the Corporation, Holdings and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and Holdings shall not be required to take any action that is inconsistent with any provision of the Partnership Agreement.

6.2 Consistency. Except for items that are explicitly described as “deemed” or in similar manner by the terms of this Agreement, the Corporation and each Limited Partner agree to report and cause to be reported for all purposes, including federal, state, and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement.

6.3 Cooperation. Each Limited Partner shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse the Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII.

MISCELLANEOUS

7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) if delivered personally, on the date of delivery, or, if delivered by facsimile, upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise, on the Business Day following confirmation of transmission by the sender’s fax machine) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

Alta Mesa Resources, Inc.

15021 Katy Freeway, Suite 400

Houston, Texas 77094

Attn: Harlan H. Chappelle

Fax: ___________

if to Holdings, to:

SRII Opco, LP

15021 Katy Freeway, Suite 400

Houston, Texas 77094

Attn: Jim Hackett

Fax: ___________

If to a Limited Partner, to the address and facsimile number set forth in Holdings’ records.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.6 Successors; Assignment; Amendments; Waivers. No Limited Partner may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that (i) to the extent Units are effectively transferred in accordance with the terms of the Partnership Agreement, the transferring Limited Partner shall have the option to assign to the transferee of such Units the transferring Limited Partner’s rights under this Agreement with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a Joinder Agreement in the form attached hereto as Exhibit A, agreeing to become a “Limited Partner” for all purposes of this Agreement, except as otherwise provided in such Joinder Agreement, and (ii) any and all payments payable to a Limited Partner pursuant to this Agreement with respect to a Limited Partner may be assigned to any Person or Persons, including a liquidating trust, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a Joinder Agreement in the form attached hereto as Exhibit A, agreeing to be bound by Section 7.13 and acknowledging specifically the terms of the next paragraph. For the avoidance of doubt, if a Person transfers Units (regardless of whether the transferee is a “Permitted Transferee” under the terms of the Partnership Agreement) but does not assign to the transferee of such Units such Person’s rights, if any, under this Agreement with respect to such transferred Units or payments payable to such Limited Partner under this Agreement, such Person shall be entitled to receive the Tax Benefit Payments, if any, due hereunder including with respect to, any Tax Benefit Payments arising in respect of a subsequent Exchange of, such Units.

Notwithstanding the foregoing provisions of this Section 7.6, and other than a transferee or assignee who is a beneficial owner of an interest in HMH or Riverstone, (a) no transferee described in clause (i) of the immediately preceding paragraph shall have the right to enforce the provisions of Sections 2.4, 4.2, 6.1 or 6.2 of this Agreement, and (b) no assignee described in clause (ii) of the immediately preceding paragraph shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and Holdings and each Initial Limited Partner. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. For the avoidance of doubt and notwithstanding anything to the contrary herein, in the event an Initial Limited Partner transfers Units to a Permitted Transferee (as defined in the Partnership Agreement) that is a beneficial owner of interest in such Initial Limited Partner, then such beneficial owner shall have the right to enforce the provisions of Sections 2.4, 4.2 or 6.1 with respect to such transferred Units.

7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.8 Resolution of Disputes.

(a) Any and all disputes, including but not limited to any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Harris County, Texas in accordance with this Section 7.8, regardless of whether some or all of any Dispute allegedly (i) is extra-contractual in nature, (ii) sounds in contract, tort or otherwise, (iii) is provided by U.S. federal or state statute, common law or otherwise, or (iv) seeks damages or any other relief, whether at law, in equity or otherwise.

(b) If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, either party may apply to the U.S. District Court of the Southern District of Texas, Houston Division, or any other court of competent jurisdiction, for the appointment of an arbitrator pursuant to the Federal Arbitration Act, 9 U.S.C. § 5.

(c) Notwithstanding the fact that any matter in dispute between the parties is to be submitted, or has already been submitted, to arbitration, the parties shall continue to observe and perform their respective obligations and duties under this Agreement during any arbitration proceedings.

(d) Subject to any relevant legal privilege, within 30 days of the selection of an arbitrator, each party shall be required to disclose to the other party all documents that are relevant to the Dispute and to identify all persons likely to have knowledge of facts relevant to the dispute. Absent a showing of undue prejudice and necessity, there shall be no other discovery, whether by requests for production, interrogatories or deposition, in connection with the arbitration. The arbitrator shall have the power to make all orders necessary for the disclosure contemplated herein, which orders the parties consent in advance to obey. If a party fails or refuses to comply with an order for disclosure, the arbitrator may take that failure into account when deciding the issues and may infer that the documents not produced would have supported the opposing party’s claims.

(e) The presentation of evidence shall be limited to: (1) no more than two pre-hearing written submissions by each party, which shall include witness statements, declarations, or affidavits, expert reports, and all documentary and tangible evidence, and legal authority upon which the party relies, and (2) cross-examination at the hearing of only persons submitting statements, declarations, affidavits, or expert reports.

(f) Barring extraordinary circumstances as may be determined by the arbitrator, the arbitration proceedings will be concluded within 120 days from the selection of the arbitrator, which time may be extended in the interest of justice and failure to adhere to or meet this limit shall not constitute a basis for challenging the award. The parties to a Dispute may by mutual written agreement, and with the consent of the arbitrator, extend any of the deadlines of this Section 7.8.

(g) In addition to monetary damages, the arbitrator shall be empowered to issue procedural orders or interim measures upon application of any party, including requests for injunctive relief, specific performance of any obligation under this Agreement, and other equitable remedies, which may be enforced as necessary in any court of competent jurisdiction. The arbitrator shall not decide a Dispute ex aqueo et bono or as amiable compositeur, and is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The arbitrator shall not have the authority to modify or amend any term or provision of this Agreement. The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(h) The award shall include interest, unless the arbitrator determines it is not appropriate. Interest shall run from the date of any breach or violation of the Agreement, which shall be determined by the arbitrator in its award. If the arbitrator cannot determine such date or fails to specify such date in its award, interest shall run from the date of serving the request for arbitration. Interest shall continue to run from the date of award until the award is paid in full. Interest shall be calculated and compounded monthly at the one-year US$ LIBOR rate as published by the Financial Times on the first business day of the applicable month plus 4 per cent.

(i) The arbitrator shall designate a prevailing party (or parties) in its final award and, pursuant to this determination, shall award to the prevailing party (or parties) its attorneys’ fees, costs and expenses of the arbitration (including the arbitrators’ fees and expenses) in full.

(j) Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (j), each Limited Partner (1) expressly consents to the application of paragraph (i) of this Section 7.8 to any such action or proceeding, (2) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (3) irrevocably appoints the Corporation as such Limited Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Limited Partner of any such service of process, shall be deemed in every respect effective service of process upon the Limited Partner in any such action or proceeding.

(k) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN AUSTIN, TEXAS FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (b) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and the parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in this Section 7.8 and such parties agree not to plead or claim the same.

7.9 Reconciliation. In the event that the Corporation and the Limited Partner are unable to resolve a disagreement with respect to the matters governed by Sections 2.4, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm, and the Expert shall not, and, unless the Limited Partner agrees otherwise, the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Limited Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution.

The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by the Corporation and such Limited Partner except as provided in the next sentence. The Corporation and each Limited Partner shall bear their own costs and expenses of such proceeding, unless a Limited Partner has a prevailing position that is more than 10% of the payment at issue, in which case the Corporation shall reimburse such Limited Partner for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the Limited Partner and may be entered and enforced in any court having jurisdiction.

7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Exchanging Partner.

7.11 Tax Covenant. The Corporation, Holdings and each of the Limited Partners hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income Tax or other applicable Tax purposes.

7.12 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of the group as a whole.

(b) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully Taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

7.13 Confidentiality. Each Limited Partner and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning Holdings and its Affiliates and successors or the other Limited Partners, learned by the Limited Partner heretofore or hereafter. This clause 7.13 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Limited Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Limited Partner to prepare and file his or her Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each Limited Partner and assignee (and each employee, representative or other agent of such Limited Partner or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporation, Holdings, the Limited Partners and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Limited Partners relating to such Tax treatment and Tax structure.

If a Limited Partner or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporation shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other Limited Partners and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.14 Partnership Agreement. To the extent applicable, this Agreement shall be treated as part of the partnership agreement of Holdings as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

7.15 Independent Nature of Exchanging Limited Partners’ Rights and Obligations. The obligations of each Limited Partner hereunder are several and not joint with the obligations of any other Limited Partner, and no Limited Partner shall be responsible in any way for the performance of the obligations of any other Limited Partner hereunder. The decision of each Limited Partner to enter into this Agreement has been made by such Limited Partner independently of any other Limited Partner. Nothing contained herein, and no action taken by any Limited Partner pursuant hereto, shall be deemed to constitute the Limited Partners as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Limited Partners are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the Limited Partners are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

7.16 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the Corporation, Holdings, Riverstone and HMH have duly executed this Agreement as of the date first written above.

THE CORPORATION:

ALTA MESA RESOURCES, INC.,
a Delaware corporation

By:	/s/ Harlan H. Chappelle
Name: Harlan H. Chappelle
Title: Chief Executive Officer

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Tax Receivable Agreement

HOLDINGS:

SRII OPCO, LP,
a Delaware limited partnership

By:	/s/ Stephen S. Coats
Name: Stephen S. Coats
Title: Secretary

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Tax Receivable Agreement

RIVERSTONE:

RIVERSTONE VI ALTA MESA HOLDINGS, L.P.,
a Delaware limited partnership

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

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Tax Receivable Agreement

HMH:

HIGH MESA HOLDINGS, LP,
a Delaware limited partnership

By:	High Mesa Holdings GP, LLC,
a Delaware limited liability company,
its General Partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

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Tax Receivable Agreement

EXHIBIT A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement, dated as of     , by and among Alta Mesa Resources, Inc. (f/k/a Silver Run Acquisition Corporation II), a Delaware corporation (the “Corporation”), SRII Opco, LP, a Delaware limited partnership (“Holdings”), Riverstone VI Alta Mesa Holdings, L.P., a Delaware partnership (“Riverstone”), and High Mesa Holdings LP, a Delaware limited partnership (“HMH”, with Riverstone and HMH, each a “Permitted Transferee”).

WHEREAS, on , Permitted Transferee acquired (the “Acquisition”) Interests in Holdings and the corresponding shares of Class C common stock of the Corporation (collectively, “Units” and, together with all other Units hereinafter acquired by Permitted Transferee from Transferor and its Permitted Transferees (as defined in the Tax Receivable Agreement), the “Acquired Units”) from                          (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6 of the Tax Receivable Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Permitted Transferee hereby agrees as follows:

Section 1.1. Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the meaning set forth in the Tax Receivable Agreement.

Section 1.2. Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Limited Partner” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement, including but not limited to, being bound by Sections 2.4, 4.2, 6.1, 6.2 and 7.12 of the Tax Receivable Agreement, with respect to the Acquired Units.

Section 1.3. Notice. All notices, requests, consents and other communications hereunder to Permitted Transferee shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 1.3) or nationally recognized overnight courier, addressed to Permitted Transferee at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by Permitted Transferee:

Section 1.4. Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

By:
Name:
Title: